Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NPTEST HOLDING CORPORATION

NPTest Holding Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware and originally incorporated in Delaware on June 20, 2003 (the “Corporation”) does hereby certify that:

FIRST:    The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, has been duly adopted by written consent of the Board of Directors of the Corporation in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware.

SECOND:    The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, has been duly approved by the written consent of the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD:    The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officer this 25th day of July, 2003.

NPTEST HOLDING CORPORATION

By:	/S/ BENJAMIN BALL
Name: Benjamin Ball Title: Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NPTEST HOLDING CORPORATION

FIRST:    The name of the corporation is NPTest Holding Corporation (the “Corporation”).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.

THIRD:    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:    This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and sixty million (160,000,000). The total number of shares of Common Stock this corporation shall have authority to issue is one hundred and fifty million (150,000,000), $0.001 par value, and the total number of shares of Preferred Stock this corporation shall have authority to issue is ten million (10,000,000), $0.001 par value. The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

FIFTH:    Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

SIXTH:    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

SEVENTH:    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

NINTH:    (1)    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a)    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article NINTH shall be a contract right.

    (b)    The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

(4)    The rights and authority conferred in this Article NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5)    Neither the amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

TENTH:    The Corporation is to have perpetual existence.

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